Exhibit 99.1

LACK OF CITY COOPERATION PROMPTS SENECA NATION, SENECA GAMING
CORPORATION TO LOOK AT ALTERNATIVE PLANS
FOR SENECA BUFFALO CREEK CASINO

BUFFALO, NEW YORK — After months of planning and negotiation, the proposed Seneca Buffalo Creek Casino will now take a new direction.

The Seneca Nation of Indians and Seneca Erie Gaming Corporation announced today that the persistent reluctance of the City of Buffalo to fully support the project is forcing them to move forward with an alternative, less grand and cutting edge plan for their third Western New York gaming and entertainment facility.

“For the past several months, the Nation and Seneca Gaming Corporation have tirelessly negotiated in good faith with the City of Buffalo on an agreement that we believe would have provided a win-win situation for both sides,” said Barry E. Snyder, Sr., President of the Seneca Nation of Indians and Chairman of Seneca Erie Gaming Corporation. “We asked for nothing in return except the ability to develop the grand vision for this project which we unveiled in June. Instead, the City administration has once again failed to support this project and maximize the benefits for the people of Buffalo.”

Under the proposed agreement, the Seneca Nation and Seneca Gaming Corporation agreed to: make up to $7 million in infrastructure improvements to City-owned lands surrounding the Buffalo Creek territory; purchase a two-block section of Fulton street from the City for more than $600,000; assist the City in discussions with the State of New York to name the City as the sole recipient of the host community payments described in the Nation-State Gaming Compact; invest at least $125 million to build Seneca Buffalo Creek Casino; reaffirm their commitment to minority, women and local resident hiring practices; spend in excess of $1.7 million per year to market Seneca Buffalo Creek Casino and the City outside of the region and the state; and to create 1,000 jobs at Seneca Buffalo Creek Casino.

The agreement also granted the Nation’s guarantee to limit gaming-related development in Buffalo to their sovereign nine-acre territory.

On June 1, Nation leaders unveiled their vision for the $125 million project, which included new green space and water throughout the site, a bright, impressive design for the casino facility and an associated office tower.

The 100,000 square-foot facility was expected to create 1,000 new jobs with an annual payroll of $38 million, along with more than 300 construction jobs and approximately $12 million in business opportunities for local companies.

Now, the project is moving in a vastly different direction.

“I am announcing today that all discussions between the Seneca Nation and the City are over and that we will begin construction this fall of a small, 5,000 square foot temporary casino with 100 slot machines,” Snyder said. “This facility will ensure that we meet our compact deadline, as we work to finalize designs for a less magnificent permanent casino on our Buffalo Creek territory. Unfortunately, this alternative design plan will not create the magnitude of economic benefits — in terms of jobs and new revenue - which our grand design would have.”

The announcement comes weeks after Seneca Gaming Corporation held an information forum for those interested in future job opportunities at Seneca Buffalo Creek Casino. Over the course of the four-hour event, 927 people from throughout the area, including 473 Buffalo residents, came to express their interest in working at the Buffalo facility.

Snyder did acknowledge that Seneca Gaming Corporation, which currently employs close to 4,000 people, will continue to invest in Western New York by expanding its current operations at Seneca Niagara Casino & Hotel and at Seneca Allegany Casino.

“The Seneca Nation and Seneca Gaming Corporation will now focus more aggressively on economic development projects to complement our operations here at Seneca Niagara Casino & Hotel and at Seneca Allegany Casino,” he said. “Despite the City’s failure, the people of Western New York can still take advantage of employment opportunities with our growing, successful company.”

Seneca Gaming Corporation and the Seneca Nation recently acquired 18 acres of land on the Nation’s designated territory in Niagara Falls. Officials said that plans for new development on the 18 acres of recently acquired land are currently being finalized and will potentially include a new hotel and a significant retail complex, which will create hundreds, and potentially more than a thousand, new jobs.

In addition, Seneca Gaming Corporation is currently in the midst of a recruiting and hiring effort for 450 new employees for Seneca Allegany Casino in Salamanca. A new 220-room resort hotel will open at the site by the end of the year.

The situation in Buffalo comes less than 10 months after the Nation announced its location for Seneca Buffalo Creek Casino, in October 2005.

Ground was officially broken for the project on December 8, 2005, during a ceremony at which then Mayor Anthony Masiello and then Mayor-elect Byron Brown publicly stated their support for the project.

“We have spent a great deal of time since December working toward an agreement that the City is not willing to make, ultimately sacrificing construction time and operating revenue in the process,” Snyder said. “We approached the City with a $125 million economic development project that would have cost them nothing to build. Due to the change in administrations, we are almost eight months behind in our timeline. We have to deal with the practicalities of what we can get done without Fulton Street.”

Forward-Looking Statements

The above announcement contains certain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. The words “ believe”, “estimate”, “anticipate”, “intend”, “plan”, “expect”, “will”, “continue”, “evaluate”, and words of similar meaning, with references to Seneca Gaming Corporation and its management, indicate forward looking statements. Similarly, statements that describe our plans or goals are all forward-looking statements. Forward-looking statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward looking statements contained in this release, including, but not limited to, the ability of the proposed agreement to have resulted in a “win-win” situation and the maximization of benefits for the people of the City of Buffalo; our ability to have achieved the objectives contemplated by the proposed agreement with the City of Buffalo of the Nation’s vision; the ability of the new Buffalo facility or the original Buffalo plan to create any specific number of jobs, amount of payroll, value of business opportunities, or other economic benefits; our ability to meet the Compact deadline with respect to the Buffalo casino; our ability to focus on complimentary projects at the Niagara and Allegany casinos in a manner to achieve continued growth and success at such casinos; our ability to develop the new 18 acres at Seneca Niagara Casino & Hotel as planned and create any specific number of new jobs; and our ability to open the Allegany resort by the end of the year and to hire any specific number of new employees for that casino.  Additional information concerning potential factors that could affect Seneca Gaming Corporation and cause actual results to differ materially from those expressed in or implied by the statements contained in this release is included in the filings of Seneca Gaming Corporation with the Securities and Exchange Commission.

Seneca Gaming Corporation disclaims any obligation to update these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.